Exhibit 99.1

THE STRIDE RITE CORPORATION                                 March 30, 2006
NEWS RELEASE                                          FOR IMMEDIATE RELEASE


        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                          STRIDE RITE REPORTS INCREASED
                             FIRST QUARTER SALES AND
                             SOLID FINANCIAL RESULTS


 - RESULTS INCLUDE SAUCONY ACQUISITION RELATED CHARGES AND EXPENSES RELATED TO THE ADOPTION OF SFAS NO. 123R FOR SHARE BASED COMPENSATION -


     Lexington, MA, March 30, 2006 - The Stride Rite Corporation (NYSE: SRR) today reported record first quarter fiscal 2006 sales of $183.4 million, an increase of 22% compared to the same period in the prior year. Net income for the first quarter totaled $8.3 million or $.22 per diluted share, compared to the net income of $8.2 million or $.22 per diluted share in the first quarter of 2005.

     The first quarter financial results includes a pre-tax expense of $2.6 million related to the flow through of the write-up of inventory purchased in the Saucony acquisition as required by GAAP accounting rules. In addition, the current quarter includes pre-tax acquisition related integration expenses of $1.2 million. Also, during the first quarter, the Company adopted SFAS No. 123R, "Share-Based Payment", the impact of which increased pre-tax expenses by approximately $700 thousand.

     Excluding acquisition related integration costs and the flow through of the inventory write-up, net income would have been $10.6 million for the first quarter, while diluted earnings per share would have been $.28. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional description of these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite, commented that the first quarter of 2006 was a solid start to the year. "The positive impact of Saucony sales and profits was evident in the quarter. We are on schedule with our integration of the Saucony business. On March 20th we moved the Saucony associates into our Lexington, Massachusetts headquarters and Saucony began shipping from our existing warehouse facility in Louisville, Kentucky."

     "The Children's Group net sales were impacted by the later Easter holiday this year and shifting of the preseason retail store event into the second quarter. Our company-owned retail stores same store growth percentages were down year-over-year as planned. March is off to a good start, and we expect strong second quarter retail store comparative sales to result in positive single digit comparative retail store sales for the half. Our 2006 retail strategy includes the addition of 33 new Stride Rite Children's stores for a total of 302 stores. In addition to the shift in the Easter holiday, our Stride Rite Children's wholesale sales have been impacted by several factors including: the changed strategy and buying patterns of certain department stores, the consolidation of May Company by Federated Department Stores, a shift in value channel strategy and a decline in the number of smaller accounts. Although the later Easter this year should result in improvement in the second quarter, we expect to continue to be impacted by those same factors and anticipate Stride Rite Children's wholesale sales to be down for the first half. Overall, we remain on strategy to continue growth in our Stride Rite children's business through new stores and positive same store comparative sales. We are projecting to end the half with a combined Stride Rite Children's Group sales increase."

     "Keds had a challenging first quarter. The moderate retail channel stabilized while the premium department store channel fell below last year, due to strong prior year sell-in. The value channel sales were also below last year. We are encouraged that a number of retailers are starting to enjoy solid Keds product movement and good profitability. Our operating profit margins continued to improve nicely in the brand."

     "Sperry Top-Sider enjoyed another strong quarter of sales and profits. Our products are strong, and we expect growth across all retail channels with particular success in the women's area. This brand has a great deal of positive momentum that should continue throughout the year."

     "Saucony domestic sales were in line with expectations as we continue to see strength in technical running and international. We feel positive about Saucony growth opportunities in 2007, including originals and children's product expansion."

     "International had strong sales and profits, helped in part by sales of Tommy Hilfiger products in Latin America and strong Saucony sales in Europe and Canada."

     "Our Tommy Hilfiger footwear sales were impacted by the soft business trends in the broader Tommy Hilfiger brand. We are focused on maximizing that business as we look for opportunities to improve profitability."

     "We had a solid start to 2006, building off the acquisition of Saucony. The addition of Saucony sales to our other brands has provided increased operating leverage. With sound strategies in place and strong management teams, we anticipate a year of meaningful progress and growth."

     Mr. Chamberlain continued, "Assuming reasonable retail and economic conditions in 2006, we are reaffirming our projected sales growth of 23% to 27% and earnings per share of $.82 - $.88, including a full year of Saucony financial results. Included in the projected earnings is the annual impact related to the expensing of stock options, which is projected at approximately $.05 per diluted share. In addition, these projections include the cost of sales impact related to the flow through of the write-up of inventory purchased in the Saucony acquisition, which reduced earnings per diluted share by $.04 in the first quarter. Acquisition related integration costs are estimated at approximately $2.5 million or $.04 per diluted share for the year and are also included in the earnings projections."

NET SALES HIGHLIGHTS:

o Net sales for the quarters ended March 3, 2006 and March 4, 2005 are summarized in the table as follows:

                           The Stride Rite Corporation
                            Net Sales (in thousands)

                                      First Quarter
                                                             Percent
                                    2006         2005        Change
                                       (Unaudited)

   Stride Rite Children's Group     $21,156      $25,586        (17)%
   - Wholesale
   Stride Rite Children's Group      37,924       35,445           7%
   - Retail
                                  ----------   ----------    ---------
   Stride Rite Children's Group      59,080       61,031         (3)%
   - Combined

   Keds                              41,991       45,799         (8)%
   Sperry Top-Sider                  23,588       19,444          21%
   International (includes           22,818        8,810         159%
   Saucony)
   Saucony Domestic (includes        24,563            -         n/a
   Hind)
                                  ----------   ----------    ---------
   Other Wholesale - Combined       112,960       74,053          53%

   Tommy Hilfiger Adult              14,933       18,121        (18)%

   Intercompany Eliminations        (3,557)      (2,614)         n/a
                                  ----------   ----------    ---------
   Total                           $183,416     $150,591          22%
                                  ==========   ==========    =========


o Stride Rite Children's Group-Wholesale net sales decreased 17% for the quarter as compared to the prior year. This decrease was primarily attributable to the shift in the Easter holiday to second quarter, particularly in department stores and smaller independent retailers. In addition, fewer promotional product sales impacted the sales results.

o Net sales of the Stride Rite Children's Group-Retail division increased 7% in the first quarter versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) decreased 3.4% for the first quarter of 2006. In the prior year, benefiting from the earlier Easter holiday and spring promotion, same store comparative sales increased 7.8% versus 2004. At quarter-end, the Stride Rite Children's Group-Retail operated 280 Stride Rite outlets and children's shoe stores. This is a net increase of 26 stores, or 10% from the comparable period last year. In addition, Stride Rite Children's Group-Retail also operated 16 Saucony outlet stores.

o Net sales in the Keds division decreased 8%. The strong prior year product sell-in to the premium channels and fewer sales this quarter in the value channel resulted in lower sales comparisons. Sperry Top-Sider net sales increased 21% for the first quarter on strong sales of men's and women's products, particularly in the marine and family shoe retail channels. Saucony net sales were $24.6 million for the first quarter of 2006. Saucony technical running product sales were strong in the quarter.

o International net sales increased 159%, mostly due to the addition of Saucony international sales. Also contributing to the increase in international sales were higher sales of Tommy Hilfiger in Canada and Latin America, Keds footwear in Canada, and Sperry Top-Sider in Europe and South Africa.

o Net sales of Tommy Hilfiger men's and women's products for the first quarter decreased 18%, primarily due to a reductions in department store product sales, promotional product sales and an overall decline in the men's business. Last year's first quarter also had the sales of the Tommy H product line, which has since been discontinued.

OTHER FINANCIAL HIGHLIGHTS:

o Excluding the flow through of the inventory write-up related to the Saucony purchase, the gross profit percentage increased 1.2 percentage points to 41.4% for the quarter. Keds, Tommy Hilfiger, Sperry Top-Sider and International all had strong gross profit percentage improvements versus last year.

o Operating expenses increased 24% for the first quarter. As planned, the major operating cost increases were related to Saucony expenses, higher advertising costs and the Stride Rite Children's Group-Retail store expansion. Also contributing to the increase in operating expenses were integration costs and the impact of adopting SFAS No. 123R, "Share-Based Payment".

o Operating income increased 9% on a GAAP basis and was up 38% excluding the acquisition related integration costs ($1.2 million) and the flow through of the inventory write up ($2.6 million).

o Accounts receivable increased 34% compared to last year due to the addition of Saucony and higher sales in the last month of the quarter. DSO was 56 days, an increase of 4 days versus the same period last year. The DSO increase was due to the addition of Saucony which generally has offered somewhat longer credit terms to retailers.

o Inventories of $116 million were up 22% versus to the comparable period of 2005. The increase was due primarily to the addition of Saucony.

o Cash and cash equivalents were $23 million at the end of the fiscal quarter with $95 million in outstanding debt. The outstanding debt increase versus year end is related to building inventory for spring sales. The Company initially borrowed $85 million in mid-September 2005 to fund the acquisition of Saucony.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spot-bilt and Hind. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its first quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on March 30, 2006. An on-line replay will follow shortly after the call and will continue through April 5, 2006. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com and www.saucony.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

     This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the inability to fully realize the anticipated benefits from the acquisition of Saucony; the challenges of achieving the expected synergies with Saucony; the possibility of incurring costs or difficulties related to the integration of the businesses of Stride Rite and Saucony; the possible failure to retain the Tommy Hilfiger footwear license; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.



NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures. In particular, Stride Rite provides historic and future anticipated net income and diluted earnings per share excluding certain cash and non-cash charges, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in Stride Rite's business and provide useful information to both management and investors by excluding certain items that are not indicative of Stride Rite's core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP information provided by Stride Rite may be different from the non-GAAP information provided by other companies.

                       The Stride Rite Corporation
                    Summarized Financial Information
              For the periods ended March 3, 2006 and March 4, 2005
                              Statements of Income


     (in thousands)                                First Quarter
                                                 2006             2005
                                                 ----             ----
                                                    (Unaudited)
      Net sales                                 $183,416         $150,591
      Cost of sales                              110,184           90,059
                                           --------------   --------------
      Gross profit                                73,232           60,532
      Selling and administrative expenses         58,910           47,451
                                           --------------   --------------
      Operating income                            14,322           13,081
      Other income (expense), net                  (823)              162
                                           --------------   --------------
      Income before income taxes                  13,499           13,243
      Provision for income taxes                   5,214            5,082
                                           --------------   --------------
      Net income                                  $8,285           $8,161
                                           ==============   ==============

     Earnings per share:
         Diluted                                   $0.22            $0.22
         Basic                                     $0.23            $0.23

     Weighted average shares outstanding:
         Diluted                                  37,703           36,963
         Basic                                    36,588           36,007

                             Balance Sheets

                                                 2006             2005
                                                 ----             ----
     Assets:                                        (Unaudited)
     Cash and cash equivalents                   $23,219          $24,222
     Marketable securities                             -           20,400
     Accounts receivable                         121,098           90,257
     Inventories                                 115,594           94,785
     Deferred income taxes                        14,262           12,816
     Other current assets                         18,074           13,368
                                           --------------   --------------
          Total current assets                   292,247          255,848
     Property and equipment, net                  51,625           52,708
     Goodwill                                     56,732              908
     Trademarks                                   58,590            1,690
     Other assets                                 19,301           11,197
                                           --------------   --------------
          Total assets                          $478,495         $322,351
                                           ==============   ==============
     Liabilities and Stockholders' Equity:
     Current liabilities                          67,765           57,930
     Long-term debt                               95,000                -
     Deferred income taxes and other              38,933           11,647
     liabilities
     Stockholders' equity                        276,797          252,774
                                           --------------   --------------
          Total liabilities and                 $478,495         $322,351
             stockholders' equity          ==============   ==============

                         The Stride Rite Corporation
                     Reconciliation of Non-GAAP Measures
      Unaudited Non-GAAP Pro Forma Statements of Income (in thousands)
                     For the Quarter Ended March 3, 2006

                                     Reported                     Pro forma
                                       First                        First
                                      Quarter      Pro forma       Quarter
                                       2006       Adjustments        2006
                                       ----       -----------        ----
      Net sales                       $183,416                       $183,416
      Cost of sales                    110,184      ($2,622) (a)      107,562
                                     ----------   -----------    -------------
      Gross profit                      73,232         2,622           75,854
      Selling and administrative        58,910       (1,163) (b)       57,747
         expenses
                                     ----------   -----------    -------------
      Operating income                  14,322         3,785           18,107
      Other income (expense), net        (823)                          (823)
                                     ----------   -----------    -------------
      Income before income taxes        13,499         3,785           17,284
      Provision for income taxes         5,214         1,461 (c)        6,675
                                     ----------   -----------    -------------
      Net income                        $8,285        $2,324          $10,609
                                     ==========   ===========    =============
     Non-GAAP earnings per share:
         Diluted                         $0.22                          $0.28
         Basic                           $0.23                          $0.29
     Weighted average shares
     outstanding:
         Diluted                        37,703                         37,703
         Basic                          36,588                         36,588


     Pro forma adjustments:

     (a) Flow through of the inventory write up to fair value (pre-tax)
     (b) Saucony integration costs (pre-tax)
     (c) Income tax effect at GAAP rate